Exhibit 10.13
FOURTH AMENDMENT
     THIS FOURTH AMENDMENT (the “Amendment”) is made effective as of April 1, 2006, by and between CA-GATEWAY OFFICE LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and BACKWEB TECHNOLOGIES, INC., a Delaware corporation (“Tenant”)
RECITALS
A.	Landlord (as successor by conversion to EOP-Gateway Office, L.L.C., a Delaware limited liability company, as successor in interest to Spieker Properties, L.P., a California limited partnership) and Tenant are parties to that certain lease dated December 23, 1998 (the “Original, Lease”), which lease has been previously amended by that certain 1st Amendment to Lease — Expansion dated May 12, 2000, that certain 2nd Amendment to Lease — Expansion dated November 7, 2000 and that certain Third Amendment dated October 27, 2003 (the “Third Amendment”) (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 17,569 rentable square feet (the “Premises”) described as Suite Nos. 500, 510 and 550 on the 5th floor of the building commonly known as Gateway Office IIB located at 2077 Gateway Place, San Jose, California (the “Building”).
B.	The Lease by its terms shall expire on January 31, 2007 (“Prior Termination Date”), and the parties desire to reset the Base Rent as of October 1, 2006, (the “Reset Date”) and extend the Term of the Lease, all on the following terms and conditions.
     NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.	Extension. The Term of the Lease is hereby extended for a period of 36 months and shall expire on January 31, 2010 (“Second Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Second Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Second Extended Term”.
2.	Premises. Effective as of the date hereof, the Premises shall consist of Suite No. 500 consisting of approximately 11, 131 rentable square feet and Suite No. 550 consisting of approximately 6,438 rentable square feet, as shown on Exhibit A attached hereto. Landlord and Tenant agree that only the suite numbers have changed with respect to the Premises and the physical location of the Premises has not changed.
3.	Baste Rent.
3.01.	Notwithstanding any provision in the Lease to the contrary, effective as of the Reset Date, the Base Rent applicable to the Premises from the Reset Date through the Prior Termination Date shall be as follows:

Months of Term or	Annual Rate	Monthly
Period	Per Square Foot	Base Rent
Reset Date — Prior Termination Date	$21.00	$30,745.75
3.02.	As of the Second Extension Date, the schedule of Base Rent payable with respect to the Premises during the Second Extended Term is the following:

	Annual Rate
Period	Per Square Foot	Monthly Base Rent
2/1/07 – 1/31/08	$21.60	$31,624.20
2/1/08 – 1/31/09	$22.20	$32,502,65
2/1/09 – 1/31/10	$22.80	$33,381.10
     All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.
4.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

5.	Operating Expenses: For the period commencing on the Reset Date and ending on the Second Extended Termination Date, Tenant shall pay for Tenant’s Proportionate Share of Operating Expenses in accordance with the terms of the Lease.
6.	Additional Payments
6.01	. Restructure Fee. Simultaneously with the Tenant’s execution and delivery of this Amendment (and as additional consideration therefore), Tenant shall pay to Landlord, by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by Landlord, the sum of $130,213.68.

6.02.	Past Due Rent. Tenant acknowledges and agrees that Tenant owes Landlord back due Rent for October 2005 and simultaneously with Tenant’s execution and delivery of this Amendment, Tenant shall pay to Landlord the amount of $6,261.86 in satisfaction therefore.

6.03.	Refund of Operating Expense Credit. Tenant acknowledges and agrees that, (i) according to the terms of Section IV.B. of the Third Amendment, Tenant waived its rights to any refunds leased on an Operating Expense Adjustment, and (ii) Tenant received an Operating Expense refund in the amount of $24,827.51 from Landlord in error. Simultaneously with the Tenant’s execution and delivery of this Amendment, Tenant shall pay to Landlord, by cashier’s or certified check or by wire transfer of immediately available funds to an account designated by Landlord, the sum of $24,827.51 as a refund therefor.
7.	Improvements to Premises:
7.01.	Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

7.02.	Responsibility for Improvements to Premises. Any construction, alterations or improvements to the Premises shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Section 9 of the Lease.
8.	Other Pertinent Provisions: Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:
8.01.	Intentionally Omitted.

8.02.	HVAC. Effective as of April 1, 2006, and to the extent provided pursuant to Section 15 of the Lease, Landlord’s: charge for after hours heat and air conditioning is currently $50.00 per hour, subject to change from time to time.

8.03.	Restoration. Landlord and Tenant agree that in accordance with Paragraph 12 and Paragraph 36 of the Original Lease, Tenant shall not be required to remove any Alterations other than the Suite 500 entry doors, which doors shall be replaced with Building standard doors at Tenant’s sole cost and expense upon the expiration or earlier termination of the Lease.

8.04.	Landlord’s Notice Address. Effective as of the date hereof, Landlord’s address for Notices shall be as follows:
Landlord:
CA-Gateway Office Limited Partnership
c/o Equity Office
1740 Technology Drive, Suite 150
San Jose, California 95110
Attention: Gateway Office Property
Manager
With a copy to:
Equity Office
One Market Street, Spear Tower, Suite

600
San Francisco, CA 94105
Attn: San Jose Managing Counsel
8.05.	Effective as of April 1, 2006, the first sentence of Paragraph 21. B. “Bonus Rent” of the Original Lease shall be amended and restated by deleting the first sentence and substituting the following therefore: “Tenant shall pay to Landlord 100% of any Rent or other consideration realized by Tenant under any such sublease or assignment in excess of the Rent payable hereunder.”

8.06.	Letter of Credit. The parties acknowledge that Landlord currently holds a Letter of Credit in the amount of $500,000.00. Beginning February 1, 2007, and subject to the terms of the Lease as amended, Tenant may reduce the amount of the Letter of Credit so that the new Letter of Credit amount will be $225,000.00. Notwithstanding anything to the contrary contained herein, if Tenant has been in default under the Lease (as amended) at any time prior to the effective date of any reduction of the Letter of Credit and Tenant has failed to cure such default within any applicable cure period, then Tenant shall have no further right to reduce the Letter of Credit as described herein. Any reduction in the Letter of Credit Amount shall be accomplished by Tenant providing Landlord with a substitute letter of credit in the reduced amount or an amendment to the existing Letter of Credit reflecting the reduced amount, all in the form and substance required by the terms of the Lease (as amended) If the Letter of Credit is reduced in accordance with this Section, then the reference to “$500,000.00” in the last paragraph of Section VI.F. of the Third Amendment shall be amended and restated to “$225,000.00”.
9.	Miscellaneous,
9.01.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

9.02.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.03.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.04.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

9.05.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.06.	Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Colliers in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

Equity Office Properties Management Corp. (“EOPMC”) is an affiliate of Landlord and represents only the Landlord in this transaction. Any assistance rendered by any agent or employee of EOPMC in connection with this Lease or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord and not as agent for Tenant.
9.07.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

9.08.	At Landlord’s option, this Amendment shall be of no force and effect unless and until accepted by the Guarantor of the Lease and of the Additional Reduction Fee Promissory Note, who by signing bellow shall agree that its Guaranty of Lease and Guaranty of Note, respectively, shall apply to the Lease and to the Additional Reduction Fee Promissory Note as each are amended herein, unless such requirement is waived by Landlord in writing.
[SIGNATURES ARE ON FOLLOWING PAGE]
     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-GATEWAY OFFICE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOM GP, L.L.C., a Delaware limited liability company, its general partner

	By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

		By:	/s/ Kenneth J. Church

		Name:	Kenneth J. Church
		Title:	Vice President - Leasing

TENANT:

BACKWEB TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Ken Holmes

Name:	Ken Holmes
Title:	V.P. Finance

GUARANTOR:

BACKWEB TECHNOLOGIES LTD, an Israeli corporation

By:	/s/ Ken Holmes

Name:	Ken Holmes
Title:	V.P. Finance

EXHIBIT A
OUTLINE AND LOCATION OF PREMISES

San Francisco Region-San Jose 1740 Technology Drive, Suite 150 San Jose, California 95110
phone 408.346.4000 www.equityoffice.com
July 21, 2006
VIA HAND DELIVERY
Mr. Ken Holmes
Back Web Technologies, Inc.
2077 Gateway Place, 5th Floor
San Jose, CA 95110

RE:	Lease of premises at:	2077 Gateway Place, 5th Floor, San Jose, California
	LANDLORD:	CA-GATWAY OFFICE LIMITED PARTNERSHIP
	TENANT:	Backweb Technologies, Inc.
Dear Ken:
Enclosed, for your records, please find one (1) original of the fully executed Fourth Amendment as referenced above.
We’re very excited that BackWeb Technologies, Inc. has renewed at 2077 Gateway and look forward to building our relationship.
Please call me at (408) 487-4119 should you have any questions related to your office space.
Sincerely,
/s/ Peter D. Setzer
Peter D. Setzer
Leasing Representative
Enclosure (1)

cc:	Noemi Campa, Equity Office Properties
Jill Bengston, Equity Office Properties
Carol Edmiston, Equity Office Properties